EXHIBIT 2.03

SECOND AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

This Second Amendment to Agreement and Plan of Reorganization (this “Amendment”) is made and entered into as of February 11, 2004 by and among Kana Software, Inc., a Delaware corporation (“Acquirer”), Bluestar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Acquirer (“Sub”), and Hipbone, Inc., a California corporation (“Company”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Acquirer, Sub and the Company have entered into that certain Agreement and Plan of Reorganization dated as of December 31, 2003, as amended pursuant to the First Amendment to Agreement and Plan of Reorganization dated as of February 4, 2004 (the “Agreement”);

WHEREAS, Acquirer, Sub and the Company desire to amend the Agreement in accordance with terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Acquirer, Sub and the Company agree to amend the Agreement as follows:

AMENDMENT

1. Amendment.

(a) The text of Section 2.2(b)(ii) of the Agreement shall be amended and restated in its entirety as follows:

“ (ii) Conversion of Company Preferred Stock and Common Stock. At the Effective Time, each share of Company Preferred Stock and Company Common Stock will be converted into and represent the right to receive $0.00001 payable in cash by check. The aggregate consideration payable to each holder of Company Common Stock by virtue of such holders ownership thereof will be rounded up to the nearest $0.01.”

(b) The text of Section 2.6(c) of the Agreement shall be amended and restated in its entirety as follows:

“(c) Bylaws. The Bylaws of Company as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.”

2. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3. Effective Date of Amendment. This Amendment shall become effective immediately upon the execution hereof by Acquirer, Sub and the Company.

4. Continuing Effectiveness. The Agreement, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect. Acquirer, Sub and the Company hereby reaffirm the continuing effectiveness of the Agreement.

5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

KANA SOFTWARE, INC.		HIPBONE, INC.

By:	/s/ Brian Kelly	By:	/s/ John Hall

Name: Brian Kelly		Name: John Hall
Title: Executive Vice President of Product Strategy		Title: President and CEO

BLUESTAR ACQUISITION CORP.

By:	/s/ Michelle Philpot

Name: Michelle Philpot Title: President and CEO

[Signature Page to Second Amendment to Agreement and Plan of Reorganization]

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